CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 Post-Effective Amendment No. 1 of our report dated November 3, 2017 of Finest Acquisition, Inc. relating to the audit of the financial statements for the period ending September 30, 2017 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

July 30, 2018